Exhibit 10.2

February 8, 2008

Mr. Carl E. Berg
Berg & Berg Enterprises, LLC.
10050 Bandley Drive
Cupertino, CA 95014

Re: Share Purchase

Dear Mr. Berg:

This letter is entered into in connection with an agreement entered into by Berg & Berg Enterprises, LLC. (Berg & Berg) and Valence Technology, Inc.

Pursuant to the agreement reached today, Berg & Berg has funded One Million Dollars ($1,000,000.00) to Valence, to purchase 492,611 shares of common stock.  The per share price of the common stock sold to Berg & Berg is $2.03 which represents the closing bid price of the common stock on the principal market on February 7, 2008.

Sincerely,

VALENCE TECHNOLOGY, INC.

/s/ Robert L. Kanode
Robert L. Kanode
Chief Executive Officer

ACCEPTED AND AGREED:

Berg & Berg, LLC.

/s/ Carl E. Berg
Carl E. Berg

Valence Technology, Inc. 12201 Technology Blvd., Suite 150, Austin, Texas 78727

Tel: 512-527-2900, Fax: 512-527-2910